Exhibit 4.1
THIRD AMENDMENT TO
CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of June 30, 2011 and is by and between FUEL TECH INC., a Delaware corporation (the “Borrower”), the Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).
     WHEREAS, Lender and the Loan Parties are parties to a Credit Agreement dated as of June 30, 2009 (as amended from time to time, the “Credit Agreement”). The Credit Agreement evidences certain credit facilities pursuant to which the Lender has made certain revolving loans to the Loan Parties on the terms and conditions set forth therein. The Loan Parties’ obligations under the Credit Agreement are further evidenced by that certain Promissory Note executed by Borrower in the original principal amount of $25,000,000.00 dated June 30, 2009 (the “Note”); and
     WHEREAS, pursuant to the First Amendment to Credit Agreement dated October 5, 2009, the parties corrected a scrivener’s error which had occurred in Section 6.14 (b) (“Leverage Ratio”) of the Credit Agreement;
     WHEREAS, pursuant to the Second Amendment to the Credit Agreement dated November 4, 2009, the Lender waived a default of the covenant set forth in Section 6.14(a) of the Agreement, amended the Minimum Net Income covenant, amended the Leverage Ratio, and amended the definitions of “Permitted Acquisitions” and “Applicable Rate”;
     WHEREAS, the Borrower has now requested that Lender renew and reduce the revolving credit facility evidenced by the Note and adjust the Tangible Net Worth Covenant; and the Lender is willing to do so but only on the terms and subject to the conditions herein set forth.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
     1. The parties acknowledge the accuracy of the foregoing recitals. All capitalized terms used herein without specific definitions should be accorded the meanings set forth for such terms in the Credit Agreement.
     2. From and after the date hereof, the definition of “Maturity Date” shall be amended to hereafter provide as follows:
“Maturity Date” means June 30, 2013 or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.”
     3. From and after the date hereof, the definition of “Revolving Commitment” shall be amended to hereafter provide as follows:
“Revolving Commitment” means the commitment of the Lender to make Revolving Loans and Letters of Credit hereunder, as such commitment may be reduced from time to time pursuant to Section 2.08. The initial amount of the Lender’s Revolving Commitment is $15,000,000.00. So long as no Default or Event of Default exists, Borrower shall have the right from time to time to request, which request must be approved by the Bank in writing and in its sole discretion, an increase in the Revolving Commitment, provided that the Revolving Commitment, after giving effect to such increase, shall in no case exceed $25,000,000.00.
     4. From and after the date hereof, Section 6.14(c) of the Credit Agreement shall be amended to hereafter provide as follows:
“(c) Minimum Tangible Net Worth. Borrower’s Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth; “Minimum Tangible Net Worth” is defined for purposes of this Subsection as $50,000,000.00 at all times from the date hereof through December 31, 2011 and adjusted on the last day of each Fiscal Year of Borrower (starting with December 31, 2011) by adding an amount equal to fifty percent (50%) of Borrower’s Net Income (but without reduction for any net loss) for the Fiscal Year then ended as reflected on Borrower’s audited year-end financial statement plus 100% of all capital contributed through the issuance of Equity Interests in the Borrower during such period; and “Tangible Net Worth” being defined for purposes of this Subsection as Borrower’s consolidated shareholders’ equity (including retained earnings) less the net book value of all Intangible Assets plus the amount of any LIFO reserve plus the amount of any debt subordinated to Lender, all as determined under GAAP applied on a basis consistent with the financial statement dated December 31, 2008. “Intangible Assets” shall mean goodwill, patents, trademarks, customer lists and other items that are categorized as intangible assets in accordance with GAAP.”
     5. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the Loan Parties and the Lender.
     6. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect. The Credit Agreement and all rights and powers created thereby are in all respects ratified and confirmed.
     7. This Amendment has been duly authorized, executed and delivered on behalf of the Loan Parties pursuant to all requisite corporate authority, and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Loan Parties, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights.
     8. Borrower hereby certifies, represents and warrants to Lender that all certifications, representations and warranties made by Borrower to Lender in or in connection with the Credit Agreement were true in all material respects as of the date
Third Amendment to
Credit Agreement

of the Credit Agreement and are true in all material respects on and as of the date hereof as if made on and as of the date hereof.
     9. Borrower hereby acknowledges and agrees that Borrower has no defense, offset or counterclaim to the payment of principal, interest, fees or other liabilities owing under the Credit Agreement and hereby waive and relinquishes any such defense, offset or counterclaim and Borrower hereby releases Lender and its respective officers, directors, agents, affiliates, successors and assigns from any claim, demand or cause of action, known or unknown, contingent or liquidated, which may exist or hereafter be known to exist relating to any matter prior to the date hereof.
     10. Except as otherwise specified herein, this Amendment embodies the entire agreement and understanding between Lender and Borrower with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.
     11. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     12. This Amendment is governed and controlled by the laws of the state of Illinois.
[Signature Page to Follow]
Third Amendment to
Credit Agreement

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date and year specified at the beginning hereof.

BORROWER: FUEL TECH, INC., a Delaware corporation
By:
Name:
Title:

FUEL TECH S.r.l., organized under the laws of the Italian Republic
By:
Name:
Title:

LENDER: JPMORGAN CHASE BANK, N.A. a national association
By:
Name:
Title:

Third Amendment to
Credit Agreement

JPMORGAN CHASE BANK, N.A.
AMENDED REVOLVING LOAN NOTE

$15,000,000.00 Chicago, Illinois	June 30, 2011
     FOR VALUE RECEIVED, FUEL TECH, INC., a Delaware corporation (together with permitted successors, herein called “Maker"), promises to pay to the order of JPMorgan Chase Bank, N.A. (“Payee"), at the office of JPMorgan Chase Bank, N.A., in Chicago, Illinois, in immediately available funds and in lawful money of the United States of America, the principal sum of Fifteen Million and No/100 Dollars ($15,000,000.00) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates provided in that certain Credit Agreement (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement") dated as of June 30, 2009 among Maker and Payee. Any term defined in the Credit Agreement which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Credit Agreement.
     1. Credit Agreement; Advances. This note has been issued pursuant to the terms of the Credit Agreement, and is the Revolving Note referred to in the Credit Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Credit Agreement. Reference is hereby made to the Credit Agreement for all purposes. Payee is entitled to the benefits of the Credit Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the holder.
     2. Mandatory Payments of Principal and Interest.
     (a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable monthly and on the Maturity Date as provided in the Credit Agreement.
     (b) On the Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.
     (c) The Credit Agreement provides for prepayments of the indebtedness evidenced hereby upon terms and conditions specified therein.

     3. Default. The Credit Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.
     4. Waiver by Maker and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty at any time existing or by the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     5. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.
     6. Choice of Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF ILLINOIS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
     7. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and permitted assigns of Maker and Payee.
     8. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note (absent manifest error).
     9. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.
     10. Prior Note. This Note is an amendment, extension and replacement of the Revolving Loan Note dated June 30, 2009 in the original principal amount of $25,000,000.00 (the “Prior Note") (but is not a payment of said Note).
     11. Revolving Loan. Subject to the terms and provisions of the Credit Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time before the Maturity Date. Maker may borrow, repay and reborrow hereunder, and except as set forth in the Credit Agreement there is no limitation on the number of advances to be made hereunder.
[SIGNATURE PAGE TO FOLLOW]
JPMorgan Chase Bank, N.A.
Amended Revolving Loan Note

2

FUEL TECH, INC., a Delaware corporation,
By:
Name:
Title:

Signature Page to $15,000,000 Amended Revolving Loan Note
payable to JP Morgan Chase Bank, N.A.